Exhibit 99.1
DELTA PETROLEUM CORPORATION
Roger A. Parker, Chairman and CEO
John R. Wallace, President and COO
Kevin K. Nanke, Treasurer and CFO
Broc Richardson, V.P. of Corporate Development and IR
370 17th Street, Suite 4300
Denver, Colorado 80202
For Immediate Release
DELTA PETROLEUM CORPORATION ANNOUNCES
REDUCED AND FLEXIBLE 2009 DRILLING CAPITAL EXPENDITURE
BUDGET
     DENVER, Colorado (December 22, 2008) — Delta Petroleum Corporation (NASDAQ Global Market: DPTR), an independent oil and gas exploration and development company (“Delta” or the “Company”), today announced a reduction in its 2009 drilling capital expenditure budget to a current level of $85 million, which may be reduced further depending upon fluctuations in oil and natural gas prices. The revised budget has approximately 70% allocated to the Piceance Basin. The remaining 30% will be devoted to completion activities in the Paradox Basin, the Columbia River Basin, and the expectation of the drilling of one well in the Haynesville Shale. With operational control over its asset base and no significant drilling obligations, the Company maintains the flexibility to further reduce the drilling budget on short notice, if necessary.
     This drilling capital expenditure guidance is a significant reduction from the initially provided 2009 drilling budget of $150—175 million. As previously announced, the Company has been aggressively reducing drilling activity in accordance with its plans to lower capital expenditures.
     Roger Parker, Delta’s Chairman and CEO commented, “The downward revision of our 2009 drilling capex budget was driven exclusively by the continued deterioration of commodity prices. We are confident that the reduced drilling budget allows us to operate in a financially responsible manner given current, and even lower, commodity price environments. It is important to note that estimated 2009 capital expenditures required to maintain 2008 production levels total approximately $40 million, and our 2009 obligatory drilling capital expenditures total only $10 million. We are fortunate that we do not have any long-term drilling contracts or lease term concerns on our operated properties.”
DEBT STRUCTURE
     As of November 1, 2008, the Company’s funded debt was comprised of a senior credit facility, which had a balance of approximately $249 million outstanding on a $295 million borrowing base; senior notes of $150 million due in 2015; and $115 million in senior convertible notes due 2037. The Company’s balance sheet reflects a $95 million term loan, which represents debt of the Company’s partially-owned DHS Drilling subsidiary. This term loan is secured by DHS’ rigs and is non-recourse to Delta. The Company also has $284 million of installment payable, due over three years. This liability is secured by $300 million of restricted cash that is classified on our balance sheet as a long-term restricted deposit.

PRODUCTION GUIDANCE
     The Company also reiterated its fourth quarter production estimate of 6.7 to 6.9 billion cubic feet equivalents (Bcfe).
ABOUT DELTA PETROLEUM CORPORATION
     Delta Petroleum Corporation is an oil and gas exploration and development company based in Denver, Colorado. The Company’s core areas of operations are the Rocky Mountain and Gulf Coast Regions, which comprise the majority of its proved reserves, production and long-term growth prospects. Its common stock is listed on the NASDAQ Global Market System under the symbol “DPTR.”
Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that all forward-looking statements are based on management’s present expectations, estimates and projections, but involve risks and uncertainty, including without limitation, uncertainties in the projection of future rates of production, unanticipated recovery or production problems, unanticipated results from wells being drilled or completed, the effects of delays in completion of gas gathering systems, pipelines and processing facilities, as well as general market conditions, competition and pricing. Please refer to the Company’s report on Form 10-K for the year ended December 31, 2007 and subsequent reports on Forms 10-Q and 8-K as filed with the Securities and Exchange Commission for additional information. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.
For further information contact the Company at (303) 293-9133 or via email at info@deltapetro.com
or
RJ Falkner & Company, Inc., Investor Relations Counsel, at (800) 377-9893 or via email at info@rjfalkner.com
SOURCE: Delta Petroleum Corporation

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